Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Guilford Pharmaceuticals Inc.:

We consent to the use of our reports dated March 3, 2005 with respect to the consolidated balance sheets of Guilford Pharmaceuticals Inc. as of December 31, 2004 and 2003, and the related consolidated statements of operations, cash flows and changes in stockholders’ equity for each of the years in the three-year period ended December 31, 2004, and related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, and the effectiveness of internal control over financial reporting as of December 31, 2004, incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

McLean, Virginia

August 26, 2005